Exhibit 99.1

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS
FINANCIAL RESULTS FOR QUARTER AND YEAR
ENDED DECEMBER 31, 2003

Oak Brook, Illinois  — February 2, 2004  — Great Lakes Dredge & Dock Corporation - The largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, reports earnings for the year ended December 31, 2003.

Revenues for the quarter ended December 31, 2003 were $96.6 million compared to $99.2 million for the same period in 2002.  Despite the slight decline in revenues, EBITDA for the quarter ended December 31, 2003 was $15.8 million, excluding $10.6 million of non-recurring sale-related expenses, and this compares favorably to EBITDA of $15.4 million for the same period in 2002.  EBITDA benefited from strong performance on certain beach and maintenance projects executed in the 2003 period, relative to the performance of projects in those sectors in the 2002 period, which were more negatively impacted by weather conditions and mechanical delays.  Net interest expense for the fourth quarter of 2003 was $5.3 million, representing a slight increase over the same 2002 period expense of $5.1 million, due to additional revolver borrowings during the 2003 period.  In the fourth quarter of 2003, the Company also incurred additional non-recurring financing costs of $13.1 million related to extinguishment of its old debt in connection with the sale of the Company, which was concluded in December 2003.  The net loss for the fourth quarter of 2003, after taking into consideration sale-related expenses, was $11.1 million, which compares to net income of $2.6 million for the same 2002 period.

Revenues and EBITDA for the year ended December 31, 2003 were $398.8 million and $59.0 million, excluding $10.6 million of non-recurring sale-related expenses, which compare to $362.6 million and $54.1 million respectively, for the year ended December, 31, 2002.  Revenues for 2003 reflect an increased volume of capital dredging revenue, much of which was in backlog at the end of 2002.  EBITDA also benefited from this increase in revenues.   The net loss for 2003, taking into account the sale-related charges taken in the fourth quarter, was $1.6 million compared to net income of $13.0 million for 2002.   At December 31, 2003, the Company had total debt of $258.7 million, of which $2.0 million was current, total cash and equivalents of $2.8 million and revolver borrowing availability of $43.1 million.

EBITDA, as provided herein, represents earnings from continuing operations before interest expense (net), income taxes and depreciation expense, and excludes equity in earnings from joint ventures and minority interests.  The Company’s EBITDA is included as it is a basis upon which the Company assesses its financial performance, and certain covenants in the Company’s borrowing arrangements are tied to similar measures.  The Company believes EBITDA is a useful measure for the users of its financial statements because it provides information that can be used to evaluate the effectiveness of the Company’s business from an operational perspective, exclusive of costs to finance its activities and exclusive of income taxes and depreciation of operating assets, none of which are directly relevant to the efficiency of its operations.  The Company’s measure of EBITDA may not be comparable to similar measurements used by other companies and should not be construed as a substitute for other performance or liquidity measures such as net income, operating income or operating cash flows reported in accordance with accounting principles generally accepted in the United States of America (GAAP).  EBITDA is reconciled to net income in the table of financial results.

Dredging backlog at December 31, 2003 was $190.2 million, which compares to $218.3 million at September 30, 2003 and $350.5 million at December 31, 2002.  The decline in backlog is a result of the domestic bid market totaling only $425 million in 2003, compared to over $900 million in 2002 and an average over the last five years of approximately $650 million.  Management believes the 2003 bid market may have been impacted by the late passage of the Army Corps of Engineers’ fiscal year 2003 budget, the diversion of Corps’ resources to the war and reconstruction efforts in Iraq, and the high volume of work bid in 2002, some of which is presumably funded out of subsequent years’ budgets.  The demolition services backlog at December 31, 2003 was $10.6 million, compared to $11.7 million at September 30, 2003 and $15.2 million at December 31, 2002.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 13% of its revenues over the last three years.  Great Lakes is a leader in each of the U.S. markets in which it competes: capital, maintenance and beach nourishment dredging.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 113-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

On December 22, 2003, an affiliate of Madison Dearborn Partners, LLC, a Chicago-based private equity investment firm, acquired control of the Company from Vectura Holding Company LLC, a portfolio company of Citigroup Venture Capital Ltd. for $357 million, including fees and expenses.   In conjunction with the sale, the Company extinguished old debt totaling $164.8 million and issued new debt totaling $258.7 million.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or another comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.

Results for the quarters and years ended December 31, 2003 and 2002 were:

	Quarter ended December 31,		Year ended December 31,
	2003	2002	2003	2002
	(unaudited)

Revenues	$96.6	$99.2	$398.8	$362.6

Gross Profit	$19.4	$19.3	$70.6	$68.0

General & Administrative	(7.7)	(8.1)	(27.9)	(29.8)

Sale-Related Expenses	(10.6)	—	(10.6)	—

Operating Income	$1.1	$11.2	$32.1	$38.2

Net (Loss) Income	$(11.1)	$2.6	$(1.6)	$13.0

Adjusted for:
Interest Expense, net	5.3	5.1	20.7	21.1
Sale-Related Financing Charges (1)	13.1	—	13.1	—
Income Tax Expense (Benefit)	(5.9)	2.7	1.3	4.4
Depreciation	4.1	4.2	16.3	15.9
Other (Income) Expense (2)	(0.3)	0.8	(1.4)	(0.3)

EBITDA	$5.2	$15.4	$48.4	$54.1

EBITDA, adjusted for non-recurring sale-related expenses	$15.8	$15.4	$59.0	$54.1

Net Cash Flows from Operating Activities	$(14.3)	$16.5	$(2.1)	$28.4

(1)          Includes call and tender premiums of $9.3 million related to redemption of the 11 1/4% senior subordinated notes due 2008, and write-off of $3.8 million of financing fees and bond discount related to the old debt structure.

(2)          Represents equity in earnings of joint venture and minority interest expense.

The company conducts a quarterly conference call, which is accessible to all investors and other interested parties.  The conference call will be held on Tuesday, February 3, 2004 at 10:00 a.m., C.S.T.   The call in number is 800-653-4929 and the conference number is 5351340.